EXHIBIT 5

                                                 October 31, 1997



Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

Re: Registration Statement on Form S-3 Relating to 2,340,000 Shares of Common Stock of Highwoods Properties, Inc.

Ladies and Gentlemen:

         We are acting as counsel for Highwoods Properties, Inc., a Maryland corporation (the "Company") in connection with the (i) the offer and sale from time to time of 1,800,000 shares (the "Original Shares") of common stock, par value $.01 per share (the "Common Stock") of Highwoods Properties, Inc. (the "Company"), by UBS Limited, which Original Shares were issued pursuant to a purchase agreement between the Company and UBS Limited dated August 28, 1997 (the "Original Contract") and (ii) the offer and sale from time to time of up to 540,000 shares (the "Forward Shares" and, together with the Original Shares, the "Shares") of Common Stock, by Union Bank of Switzerland, London Branch ("UBS/LB"), which Forward Shares may be issued pursuant to a forward stock purchase agreement between the Company and Union Bank of Switzerland, London Branch dated August 25, 1997 (the "Forward Contract").

         In connection with rendering this opinion, we have examined the Articles of Incorporation and Bylaws of the Company, each as amended to date, such records of the corporate proceedings of the Company as we deemed material; the Original Contract and the Forward Contract; a registration statement on Form S-3 under the Securities Act relating to the Shares (the "Registration Statement") and the prospectus contained therein (the "Prospectus"); and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

         We are attorneys admitted to practice in the State of North Carolina. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of North Carolina.

         Based upon the foregoing, we are of the opinion that the Company has authority pursuant to its Articles of Incorporation to issue the Shares to be registered under the Registration Statement and upon issuance and delivery of and payment for such shares in the manner contemplated by the Registration Statement and Prospectus, such Shares will be legally issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

                               Very truly yours,

                               ALSTON & BIRD LLP



                               By: /s/ Robert H. Bergdolt
                               Robert H. Bergdolt


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